Exhibit 3.1

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “LOOKSMART, LTD.”, FILED IN THIS OFFICE ON THE TWENTY-SEVENTH DAY OF OCTOBER, A.D. 2015, AT 5 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State

2645314 8100 SR# 20150663905	Authentication: 10314358 Date: 10-28-15

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations	CERTIFICATE OF AMENDMENT
Delivered 04:58 PM 10/27/2015	TO THE CERTIFICATE OF INCORPORATION
FILED 05:00 PM 10/27/2015	OF
SR 20150663905 - File Number 2645314	LOOKSMART, LTD.

The undersigned, being the Chief Executive Officer of LookSmart, Ltd., a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

1.        The name of the Corporation is LookSmart, Ltd. (the “Corporation”). The date of filing the original certificate of incorporation with the Secretary of State of Delaware was July 19, 1996, under the name of NETGET LTD.

2.        Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Article IV of the Amended and Restated Certificate of Incorporation of this corporation shall be amended to replace the second paragraph such Article IV in its entirety with the following:

“As of the Effective Time (as defined below) and upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware (such time on such date, the “Effective Date”), each 1 share of the Corporation’s common stock, par value $0.001 per share (“Pre-Split Common Stock”), issued and outstanding immediately prior to the Effective Time shall automatically, without further action on the part of the Corporation or its stockholders, be combined into and become 0.1512 of a fully paid and non-assessable share of Post-Split Common Stock (“Post-Split Common Stock”), subject to the treatment of fractional share interests set forth below (the “Reverse Split”). No fractional shares of Post-Split Common Stock shall be issued by the Corporation, and the Corporation shall not recognize on its stock book records any purported transfer of any purported fractional share interest. A registered holder of Pre-Split Common Stock immediately prior to the Effective Time who would otherwise be entitled to a fraction of a share as a result of the reverse stock split effected hereby (which shall be determined on the basis of the total number of shares of Pre-Split Common Stock held by a registered holder immediately prior to the Effective Time) shall receive such number of shares as is rounded up to the nearest whole number.

The Effective Time shall be 5:00 p.m. (Delaware time) on October 27, 2015.”

3.        The foregoing amendment of the Certificate of Incorporation of the Corporation has been duly adopted by the unanimous written consent of the Corporation’s Board of Directors and a majority of the Corporation’s shareholders in accordance with the provisions of Sections 141(f), 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Corporation’s Certificate of Incorporation to be signed by Michael Onghai, its Chief Executive Officer, this 27th day of October, 2015.

LookSmart, Ltd.

By:	/s/Michael Onghai
Michael Onghai, Chief Executive Officer